As filed with the Securities and Exchange Commission on May 4, 2011
Registration No. 333-______

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PARK CITY GROUP, INC.
 (Exact name of Small Business Issuer as specified in charter)

Nevada	(7374)	37-1454128
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3160 Pinebrook Road Park City, UT 84098 (435) 645-2000
(Address and telephone number of principal executive office)

2011 Employee Stock Purchase Plan 2011 Stock Incentive Plan
Full Title of the Plans

Randall K. Fields 3160 Pinebrook Road Park City, UT 84098 (435) 645-2000
(Name, address and telephone number of agent for service)

with copies to:

Daniel W. Rumsey, Managing Partner
Disclosure Law Group, LLP
501 W. Broadway, Suite 800
San Diego, CA 92101
(619) 795-1134

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount Being Registered (1) (3)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $.01 par value	250,000	$5.38	$1,345,000	$ 156.15
Total

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
The price is estimated in accordance with Rules 457 (c) and 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Our estimate is based on the average of the high and low prices for a share of common stock on the NYSE Amex on May 2, 2011, which is within five business days prior to the date of this Registration Statement.

(3)	Represents 200,000 shares reserved for issuance under the Registrant’s 2011 Stock Incentive Plan and 50,000 shares reserved for issuance under the Registrant’s 2011 Employee Stock Purchase Plan.

EXPLANATORY NOTE

    This Registration Statement on Form S-8 relates to the creation of the 2011 Stock Incentive Plan and the 2011 Employee Stock Purchase Plan (together the “Plans”).  The Plans were approved by the Board of Directors of the Registrant with an effective date of March 1, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

    The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

    1. The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2010;

    2. The Registrant's Quarterly Report on Form 10-Q for the quarters ended September 30, 2010 and December 31, 2010;

    3. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2010; and

    4. The description of common stock and preferred stock is as follows:

    The Registrant is authorized to issue up to 50,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.01 par value, of which 750,000 shares of have been designated as Series A Convertible Preferred Stock (“Series A Preferred”), and 600,000 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred”).  As of April 28, there were 11,416,633 shares of its common stock, 671,886 shares of its Series A Preferred, and 411,927 shares of its Series B Preferred issued or outstanding.  The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

    Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and non-assessable.

Preferred Stock

    Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board.  The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock.  The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

    Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Item 4.              Description of Securities.

Not applicable.

Item 5.              Interests of Named Experts and Counsel.

    Ed Clissold, Esq., who is providing an opinion on the legality of the common stock being registered hereby, is General Counsel of the Registrant. As an employee of the Registrant, Mr. Clissold participates or is eligible to participate in employee benefit plans of the Registrant on the same basis as other similarly eligible employees. Pursuant to such plans, she owns or has options or other rights to acquire an aggregate of less than 1% of the outstanding shares of the common stock. Mr. Clissold is eligible to participate in the Plans.

Item 6.              Indemnification of Directors and Officers.

    Section 78.502 of the Nevada Revised Statutes ("NRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, Section 78.7502 of the NRS provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

    Section 78.751 of the NRS provides that the articles of incorporation, the by-laws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NRS shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

    The Registrant's articles of incorporation and by-laws limit the liability of its directors and officers to the fullest extent permitted by Nevada law. This is intended to allow the Registrant's directors and officers the benefit of Nevada law which provides that directors and officers of Nevada corporations may be relieved of liabilities for damages for breach of their fiduciary duties as directors and officers, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the willful or grossly negligent payment of unlawful distributions. The Registrant's articles of incorporation and by-laws also permit the Registrant to advance expenses to its directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Registrant.

    In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers which provide for indemnification to the fullest extent permitted by Nevada law and which require the Registrant to advance expenses to them upon the receipt of the proper undertaking. The Registrant has obtained officer and director liability insurance for its officers and directors with respect to liabilities arising out of certain matters.

Item 7.              Exemption from Registration Claimed.

Not Applicable.

Item 8.              Exhibits.

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Edward Clissold, Park City Group, Inc. General Counsel
10.1	2011 Stock Incentive Plan
10.2	2011 Employee Stock Purchase Plan
23.1	Consent of HJ & Associates, LLC

Item 9.              Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park City, Utah on May 4, 2011.

PARK CITY GROUP, INC.

By:  /s/  Randall K. Fields
Randall K. Fields
Chairman of the Board, Director, Chief Executive Officer

By:  /s/  David Colbert
David Colbert
Vice President and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

DATE	TITLE	SIGNATURE

May 4, 2011	Chairman of the Board, Director, Chief Executive Officer	/s/ Randall K. Fields
Randall K. Fields
May 4, 2011	Vice President and Chief Financial Officer	/s/ David Colbert
David Colbert
May 4, 2011	Director, and Compensation Committee Chairman	/s/ Robert W. Allen
Robert W. Allen
May 4, 2011	Director	/s/ James R. Gillis
James R. Gillis
May 4, 2011	Director, and Nominating/Governance Committee Chairman	/s/ Peter T. Brennan
Peter T. Brennan
May 4, 2011	Director, and Audit Committee Chairman	/s/ Richard S. Krause
Richard S. Krause
May 4, 2011	Director	/s/ Robert P. Hermanns
Robert P. Hermanns
May 4, 2011	Director	/s/ C. Manly Molpus
C. Manly Molpus